FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS ANNOUNCES SHARE REPURCHASE AUTHORIZATION
Board Authorizes up to $50 Million Buyback

BLOOMFIELD HILLS, Michigan, November 10, 2015 – TriMas Corporation (NASDAQ: TRS) – a diversified global manufacturer of engineered and applied products – announced today that its Board of Directors has authorized a share repurchase program that enables the Company to purchase up to $50 million of its outstanding common stock.

“The board’s authorization of the repurchase program provides for another capital allocation alternative, reflecting our commitment to enhancing shareholder value,” said Dave Wathen, TriMas president and chief executive officer. “We expect our level of free cash flow generation to enable us to balance organic growth initiatives, debt reduction, investment in selective, value-creating acquisitions and share repurchases based on highest expected risk-adjusted returns, and optimize our capital structure.”

The program is effective immediately and has no expiration date. The shares may be repurchased from time to time in the open market or in privately negotiated transactions. The extent to which TriMas repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, share price, regulatory requirements, other available uses of capital and other corporate considerations. The repurchase program may be suspended or discontinued at any time. The program does not require the purchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice.

Notice Regarding Forward-Looking Statements
Any “forward-looking” statements contained herein, including, but not limited to, those relating to the Company’s business, financial condition or future results, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to:  the Company's leverage; liabilities imposed by the Company's debt instruments; market demand; competitive factors; supply constraints; material and energy costs; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; technology factors; litigation; government and regulatory actions; the Company's accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company's business and industry; the Company’s ability to integrate Allfast and attain the expected synergies, including that the acquisition is accretive; the Company’s ability to attain the Financial Improvement Plan targeted savings and free cash flow amounts; future prospects of the Company; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into four reportable segments:

Packaging, Aerospace, Energy and Engineered Components. TriMas has approximately 4,000 employees at more than 50 facilities in 16 countries. For more information, visit www.trimascorp.com.

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